Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contact:

Michael Johnson	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
mjohnson@road-inc.com	dlebedeff@road-inc.com

@Road® Reports Record Revenues in the Second Quarter
Diluted Earnings Per Share is $0.05

Fremont, CA – July 22, 2004 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced results for the second quarter ended June 30, 2004.

Total revenues for the second quarter of 2004 were $18.3 million, up approximately 16 percent from $15.8 million reported for the same period in 2003 and up approximately 2.5 percent from $17.9 million for the first quarter 2004. Service revenue for the second quarter of 2004 was $14.4 million, up approximately 19 percent from $12.1 million reported for the same period in 2003 and up approximately 3 percent from $14.0 million for the first quarter in 2004.

“Despite the difficult environment for technology companies, we are pleased that we were profitable and also generated cash in the second quarter of 2004,” said Krish Panu, president and CEO of @Road.

“Beginning in the third quarter of 2004, we will undertake several investment initiatives designed to generate additional growth for @Road in the future,” concluded Mr. Panu.

Net income for the second quarter of 2004 was $3.1 million, or $0.05 per diluted share, compared with a net loss of $227,000, or a loss of $0.00 per diluted share, for the same period in 2003.

For the six months ended June 30, 2004, total revenues increased to $36.2 million from $29.5 million for the same period a year ago. Service revenues grew to $28.4 million for the six months ended June 30, 2004 from $22.7 million for the same period in 2003.

Net income for the first six months of 2004 was $6.2 million, or $0.11 per diluted share, compared with a net loss of $1.5 million, or a loss of $0.03 per diluted share, for the same period in 2003.

The company’s condensed consolidated balance sheet at June 30, 2004 included $111.6 million of cash, cash equivalents and short-term investments. “We believe that by maintaining a strong balance sheet we increase customer confidence that we have the resources to provide them with their mobile resource management needs,” concluded Mr. Panu.

Recent Highlights

•	Financial – Increased cash, cash equivalents and short-term investments by $3.4 million in the second quarter of 2004 from the first quarter of 2004.

The Pacific Exchange (PCX) began trading options on @Road on Monday, July 19, 2004.

•	New Services – Introduced three new GPS-based services for the waste industry. The Bar Code Wand, CoverSheet and Roll-off Routing mobile resource management services allow workers in the field to automatically record, transmit and report on real-time, location-based information, enabling customers to streamline operations, reduce paperwork and dynamically route mobile workers and resources.

Introduced @Road Mobile Enterprise Access service, which improves field force productivity by allowing wireless data access to back-office systems. Developed for use on JAVA and GPS-enabled handsets, the service lets companies of all sizes access back-office applications from the field, such as customer relationship management, inventory control and scheduling databases, as well as integrate real-time location-based data directly into these same systems.

•	Intellectual Property – Awarded a patent by the U.S. Patent and Trademark Office, “Method for Distributing Location-Relevant Information Using a Network,” the eleventh patent awarded to the company. @Road has 38 additional patents pending in jurisdictions throughout the world.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, July 22, commencing at 2:00 p.m. Pacific Time, to discuss second quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Johnson. All interested parties may listen by dialing 800-314-7867 or 719-867-0640, or by tuning into the Webcast at www.road.com.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to approximately 130,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous important factors, risks and uncertainties affect the company’s operating results and could cause the company’s actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, the timing of purchasing and implementation decisions by large customers and prospects; competitive and pricing pressures; the ability to complete and deliver products and services within currently estimated time frames and budgets; the market acceptance of products and services that are under development; the possibility that the acquisition of MDSI Mobile Data Solutions Inc. will not close; the possibility that the closing of the acquisition may be delayed; the reaction of @Road and MDSI customers to the acquisition; the ability of @Road to integrate MDSI’s operations and employees; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-Q dated May 10, 2004, Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of @Road, Inc. The @Road logo is a trademark of @Road, Inc.

Additional information regarding the proposed acquisition of MDSI Mobile Data Solutions Inc. and where to find it

MDSI Mobile Data Solutions Inc. has distributed a management proxy circular to its shareholders containing information about the proposed acquisition of MDSI by @Road. Investors and security holders are urged to read the circular carefully. The circular contains important information about @Road, MDSI, the combination, the persons soliciting proxies relating to the combination, their interests in the combination, and related matters. The circular is available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

@Road files annual, quarterly and special reports, proxy statements and other information with the SEC. MDSI files annual and quarterly financial statements, annual reports, annual information forms, management proxy circulars and other documents and information with the Canadian Securities Administrators in Canada and annual and special reports with the SEC. You may read and copy any reports, statements or other information filed with the SEC by @Road or MDSI at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC’s other public reference rooms in New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. @Road filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov. MDSI’s filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

@Road, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30, 2004	December 31, 2003	(*)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$111,648	$105,669
Accounts receivable, net	5,813	7,109
Inventories	3,248	2,425
Deferred product costs and other current assets	13,782	13,190

Total current assets	134,491	128,393
Property and equipment, net	2,406	2,298
Deferred product costs and other assets	9,050	8,325

Total assets	$145,947	$139,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,052	$10,522
Deferred revenue and customer deposits	10,696	9,751

Total current liabilities	19,748	20,273
Deferred revenue	5,669	6,582
Other long term liabilities	12	33

Total liabilities	25,429	26,888
Stockholders’ equity:
Common stock	230,772	228,441
Deferred stock compensation	—	(4)
Notes receivable from stockholders	(37)	(87)
Accumulated other comprehensive loss	(188)	—
Accumulated deficit	(110,029)	(116,222)

Total stockholders’ equity	120,518	112,128

Total liabilities and stockholders’ equity	$145,947	$139,016

(*) Derived from the audited December 31, 2003 financial statements

@Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2004	2004	2003	2004	2003
Revenues:
Service	$14,385	$14,027	$12,135	$28,412	$22,738
Product	3,946	3,865	3,634	7,811	6,772

Total revenues	18,331	17,892	15,769	36,223	29,510

Costs and expenses:
Cost of service revenue (excluding intangibles amortization included below)	4,278	3,963	4,266	8,241	8,058
Cost of product revenue	4,391	4,405	5,192	8,796	9,829
Intangibles amortization	11	10	10	21	434
Sales and marketing	3,082	3,111	2,840	6,193	5,437
Research and development	1,431	1,367	1,297	2,798	2,633
General and administrative	2,371	2,182	2,440	4,553	4,658
Stock compensation	—	4	95	4	287

Total costs and expenses	15,564	15,042	16,140	30,606	31,336

Income (loss) from operations	2,767	2,850	(371)	5,617	(1,826)
Other income, net	316	260	144	576	296

Net income (loss)	$3,083	$3,110	$(227)	$6,193	$(1,530)

Net income (loss) per share:
Basic	$0.06	$0.06	$(0.00)	$0.11	$(0.03)

Diluted	$0.05	$0.05	$(0.00)	$0.11	$(0.03)

Shares used in calculating net income (loss) per share:
Basic	54,185	53,771	48,196	53,978	47,887

Diluted	57,414	58,298	48,196	57,856	47,887